Exhibit 10.18

November 15, 2021

Ms. Yoko Miyashita
By email

Re:	Changes to Liquidity Event and Milestone Option Vesting Terms

Dear Yoko:

Pursuant to the employment agreement between you and Leafly Holdings, Inc. (“Leafly”, to be renamed Leafly Operating, Inc. following the consummation of the Business Combination (as defined below)) dated August 17, 2020 (the “Employment Agreement”), you were granted on May 4, 2021 (i) an option to purchase up to 1,458,298 shares (the “Liquidity Event Option”) of Leafly common stock pursuant to the Leafly Holdings, Inc. 2018 Equity Incentive Plan (the “Plan”), and (ii) an option to purchase up to 1,458,298 shares (the “Milestone Option”) of Leafly common stock pursuant to the Plan. In connection with the merger by and among Merida Merger Corp. I, a Delaware corporation (“Parent”, to be renamed Leafly Holdings, Inc. following the consummation of the Business Combination (as defined below)), Merida Merger Sub, Inc., Merida Merger Sub II, LLC, and Leafly, as described in the Agreement and Plan of Merger, dated August 9, 2021 (as may be amended or otherwise modified from time to time, the “Merger Agreement”) and the transactions contemplated thereby (the “Business Combination”), we hereby modify the vesting provisions of the Liquidity Event Option and the Milestone Option, effective as of immediately prior to the closing of the Business Combination.

1. Liquidity Event Option.

(a) The Liquidity Event Option will vest (a) 50% upon the closing of the Business Combination and (b) 50% upon the earlier of (i) Parent’s achievement of a $1 billion Market Capitalization (as defined below) for any 20 days during a 30-day period on or before the fourth anniversary of the closing of the Business Combination (the “Market Cap Milestone”), or (ii) a Change in Control (as defined in the Plan); provided, in each case, that you remain in continuous service until such time.

(b) “Market Capitalization” shall mean, for each trading day, the product of (i) the total number of shares of capital stock, par value $0.0001 per share, of Parent (the “Leafly Stock”) that is outstanding on such trading day multiplied by (ii) the daily volume weighted average price (based on such trading day) of the shares of Leafly Stock on Nasdaq or other securities exchange on which the shares of Leafly Stock are traded, as reported by Bloomberg Financial L.P. using the AQR function.

2. Milestone Option.

(a) The Milestone Option will vest upon the achievement of the milestones and in the amounts as follows; provided that you remain in continuous service until such time: (i) 50% of the Milestone Option shall vest if Parent’s gross revenue (on a consolidated group basis) for the year ending December 31, 2022, as set forth in Parent’s audited income statement included in Parent’s annual report Form 10-K for the year ending December 31, 2022, filed with the SEC, equals or exceeds $65,000,000 (the “2022 Revenue Threshold”) (with a Prorata Amount (as defined below) vesting in the event that Parent’s gross revenue (on a consolidated group basis) for the year ending December 31, 2022 equals or exceeds 90% of the 2022 Revenue Threshold), and (ii) 50% of the Milestone Option shall vest if Parent’s gross revenue (on a consolidated group basis) for the year ending December 31, 2023, as set forth in Parent’s audited income statement included in Parent’s annual report Form 10-K for the year ending December 31, 2023, filed with the SEC, equals or exceeds $101,000,000 (the “2023 Revenue Threshold”, and each of the 2022 Revenue Threshold and the 2023 Revenue Threshold, a “Revenue Threshold”) (with a Prorata Amount vesting in the event that Parent’s gross revenue (on a consolidated group basis) for the year ended December 31, 2023 equals or exceeds 90% of the 2023 Revenue Threshold). In the event the 2023 Revenue Threshold is achieved, any unvested portion of the Milestone Option subject to the 2022 Revenue Threshold shall fully vest. In the event the Market Cap Milestone is achieved, any unvested portion of the Milestone Option subject to any Revenue Threshold shall fully vest. The Milestone Option shall remain outstanding unless and until the last possible time that the 2023 Revenue Threshold can be achieved, the Market Cap Milestone can be achieved or a Change in Control may occur during the term of the Milestone Option.

(b) “Prorata Amount” shall mean an amount equal to between 90% and 100%, inclusive, of the Milestone Option subject to the 2022 Revenue Threshold or 2023 Revenue Threshold, respectively, and shall correspond to the 90% to 100% achievement of the applicable Revenue Threshold.

(c) The date of vesting for the Milestone Option shall be the earlier of (i) the date following Parent’s filing with the SEC of its Form 10-K for the applicable fiscal year in which the applicable Revenue Threshold was attained or, (ii) the date the Market Cap Milestone is achieved. All shares subject to the Milestone Option shall vest immediately upon a Change in Control provided you remain in continuous service until such time.

3. Nonqualified Stock Options. The Liquidity Event Option and the Milestone Option are hereby deemed nonqualified stock options.

4. Remaining Provisions. Except as expressly modified by this letter agreement, the Employment Agreement and any option agreement by and between you and Leafly Holdings, Inc. shall remain in full force and effect. This letter agreement embodies the entire agreement and understanding of the parties hereto with respect to the vesting of the Liquidity Event Option and the Milestone Option, and supersedes all prior and contemporaneous agreements and understandings, oral or written, relative thereto.

5. Governing Law. This letter agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this letter agreement will be governed by the internal laws of the State of Washington, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Amendment to the substantive law of another jurisdiction.

6. Effective Date. This letter agreement will become effective as of immediately prior to the closing of the Business Combination. This letter agreement is subject to the closing of the Business Combination. If the Merger Agreement is terminated without the closing of the Business Combination, this letter agreement will be of no further force or effect.

7. Counterparts. This letter agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature Page Follows This Page]

Very truly yours,

/s/ Suresh Krishnaswamy
Name: Suresh Krishnaswamy
Title: CFO

Acknowledged and agreed:

/s/ Yoko Miyashita
Yoko Miyashita

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